Exhibit 99.1

Company Contact: Dr. Charles R. Struby, CEO & President 305-324-2300 Investor Relations Contact: Porter, LeVay & Rose, Inc. Linda Decker, Vice President 212-564-4700

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS, INC. REPORTS 2009 FINANCIAL RESULTS

— New Strategic Agreements, Realignment of Operations and Strengthened Management Team at Core

of Company’s Growth Plan —

MIAMI, FL, March 31, 2010 — IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, reports its financial results for the fourth quarter and full year ended December 31, 2009.

Charles Struby, Ph.D., Chief Executive Officer and President of IVAX Diagnostics, said, “2009 began the rebuilding of IVAX Diagnostics as we implemented initiatives that we anticipate will be the groundwork for increasing our sales and reducing operating costs. These initiatives included entering into strategic agreements with the goal of expanding our global presence and product offerings. We also began to streamline our business to create operational and manufacturing efficiencies that we expect will enhance our competitive position in the in vitro diagnostics industry, further our growth and move us towards profitability. While we realize that we still have significant challenges to overcome, we believe that the initiatives we implemented during 2009 and those we expect to continue pursuing in 2010 should position us to exploit the opportunities we expect to be available to us in the coming years. We believe that the agreements we have signed during the first quarter of 2010 are indicative of the steps we are taking to improve our position in the industry. Over the past year and during the first quarter of 2010, some of our key corporate achievements include:

•

Initiated and completed a comprehensive strategic review of our business plans and operations by outside consultants that resulted in changes to our operations and growth strategy which we believe will improve our competitive position

•	Strengthened our management team with the appointment of two new corporate officers – CEO hired in January 2009 and General Manager hired in January 2010

•

Signed two strategic agreements during 2009 with a goal of expanding our product offerings and technology platforms in the U.S. and international markets, with another three strategic agreements signed during the first quarter of 2010

•	Introduced our new MAGO® 4, a walk-away analyzer for ELISA and IFA procedures, targeted at our international markets at the MEDICA 2009 Conference in Dusseldorf, Germany

•	Expanded our global distribution network

•	Continued to expand diagnostic platforms and disease area targets

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•

Submitted 510(k) premarket clearance filing to the FDA for our MAGO® 4S analyzer system, with commercial launch of the system in the U.S. expected in the third quarter of 2010 following our receipt of all required regulatory approvals

•	Reorganized our operations in an effort to break down silos and increase efficiencies and accountability

•	Reorganized our sales force

With the strengthening of our management team and the reorganization of our business, we believe that we are currently in position to begin to overcome impasses which we have faced in the past and improve the way in which we operate.”

Dr. Struby continued, “On the business development side, our augmented agreement with IMMCO Diagnostics doubled the number of Autoimmune ELISA test kits we offer, and also added 150 new IFA products to our suite of products in both the U.S. and international markets. Our relationship with IMMCO also assisted us with respect to our recently announced agreement with Nova Century Scientific, IMMCO’s Canadian subsidiary, that provides us entry into the Canadian market for approximately 50 products under the Diamedix brand and the Mago 4® analyzer instrumentation. I believe our agreement with Augurix SA is proceeding well, with our sales effort bringing to market the first one-step rapid test that accurately diagnoses celiac disease with the Simtomax® Blood Drop. Sales of this unique product have begun in key European countries.”

He concluded, “Looking ahead into the remainder of 2010, we have a number of additional initiatives under way. We intend to explore the potential for moving our U.S. manufacturing operations within the next twelve months in order to improve operational and manufacturing efficiencies. Other goals that we have set for 2010 include expanding beyond our current ELISA diagnostic platform, receiving FDA approval for and introducing the new Mago® 4S analyzer instrumentation to market, expanding our purified protein reagent products and OEM manufacturing, increasing our sales organization and expanding our microplate production capacity. While these are substantial undertakings, which could require us to obtain financing to accomplish, we believe our strengthened management team and organizational structure will enable us to begin to improve our efficiencies and competitive position, and increase our footprint in the global in vitro diagnostics market in the years to come. As the disease management industry continues to grow, it is our intent to continue to capitalize on the positive trends and play an increasingly important role in the market. We look forward to the remainder of 2010 with great anticipation.”

Financial Highlights for the Year and Quarter Ended December 31, 2009

Net revenues for the year ended December 31, 2009 were $18.4 million compared with $20.8 million in the year ended December 31, 2008. The decrease in revenue included decreases of $1.7 million from domestic operations and $700,000 from European operations. Included in the decline in European revenue was a decrease of $365,000 due to the fluctuation of the U.S. dollar relative to the Euro. Global economic conditions also adversely affected revenues for both the domestic and European segments. As measured in Euros, European revenue for 2009 decreased 5.1% compared to European revenue generated in 2008, principally due to sales price declines, which were partially offset by volume increases in allergy product sales to our international distributors. The decline in domestic revenue for 2009 compared with 2008 was primarily the result of a decrease in reagent sales to our instrumentation customers, as well as a decrease in contract manufacturing revenue.

Gross profit in 2009 was $10.1 million compared with $12.4 million in 2008. Gross profit margins were 54.9% in 2009 compared with 59.7% in 2008. Sales price declines in Italy, increased domestic manufacturing costs, reduced production volume and unfavorable manufacturing variances all contributed to the decline in gross profit margins in 2009.

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Operating expenses for 2009 were $14.5 million compared with $12.7 million in 2008, primarily due to an increase in general and administrative and selling expenses. General and administrative expenses increased by $1.3 million from 2008, principially because of increased professional fees and higher travel and severance expenses related to our recently completed comprehensive review of our business plans and operations which we initiated in 2009 with a goal of improving our competitive position. General and administrative expenses also increased in 2009 due to significant bad debt recoveries recorded in Italy in 2008 that reduced general and administrative expenses that year. These increased expenses were partially offset by declines in compensation costs and legal fees during 2009 due to legal fees that were incurred in 2008 primarily related to the acquisition by Patrice R. Debregeas, Paul F. Kennedy and their respective affiliates of the approximately 72.3% of the outstanding shares of our common stock previously owned by Teva Pharmaceutical Industries Limited. Selling expenses increased $651,000 in 2009 compared to 2008, including a $520,000 increase in domestic selling expenses which was partially the result of costs associated with increased professional fees incurred in connection with the comprehensive review of our business plans and operations described above. Additionally, domestic selling expenses increased as a result of increased travel costs and an increase in personnel, as we filled open domestic sales positions in 2009. European selling expenses increased by $131,000 in 2009, principally due to an increase in labor costs, which in turn was partially due to a reallocation of personnel.

Research and development expenses decreased $24,000 in 2009 compared to 2008 and included costs associated with our September 30, 2009 510(k) premarket clearance filing with the FDA for the Mago® 4S and costs associated with the validation of our test kits on the DSX™ and DS2™ instrument systems from Dynex Technologies that we began to promote in conjunction with our test kits. European research and development expenses decreased by $98,000 compared to 2008, primarily due to a decrease in hepatitis product development costs as personnel were reallocated to other departments while we await authorization for “CE Marking” in the European Union for our hepatitis products. This decrease was partially offset by an increase in instrumentation development costs related to the Mago® 4 and Mago® 4S.

During 2009, we recorded non-cash impairment charges of $400,000 relating to the value of our product license of hepatitis technology. Based upon amended regulatory standards adopted by the applicable notifying body during the fourth quarter of 2009 with which we must now comply in order to receive regulatory approval, we revised our 2009 assumptions supporting the computation of the fair value of the license to reflect the further delay in product launch and the possibility of a decrease in projected market share as a result of this delay. We recorded a $560,000 non-cash impairment charge relating to the value of the product license during 2008.

Loss from operations in 2009 was $4.3 million compared with a loss from operations of $243,000 in 2008. The loss from operations in 2009 was composed of a loss from domestic operations of $3.0 million, including the $400,000 non-cash impairment charge described above, and a loss from European operations of $1.3 million. The 2008 loss from operations included a $61,000 loss from domestic operations, including the $560,000 non-cash impairment charge described above, and a loss from European operations of $174,000. Included in our domestic operations are corporate expenditures, such as costs required to maintain our status as a public company.

Net loss for 2009 was $4.5 million, or $0.16 loss per share, compared with net income of $196,000, or $0.01 earnings per share, in 2008.

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For the quarter ended December 31, 2009, net revenue was $4.5 million compared with $4.8 million in the quarter ended December 31, 2008. Domestic revenue for the quarter ended December 31, 2009 was $2.9 million compared with $3.4 million in the quarter ended December 31, 2008, while European revenue for the quarter ended December 31, 2009 was $1.6 million compared with $1.4 million in the quarter ended December 31, 2008. Gross profit for the quarter ended December 31, 2009 was $2.4 million compared with $2.7 million in the quarter ended December 31, 2008. Gross profit margins for the quarter ended December 31, 2009 were 54.4% compared with 57.2% in the quarter ended December 31, 2008. Operating expenses for the quarter ended December 31, 2009 was $3.7 million, including the $400,000 non-cash impairment charge described above, compared with $3.5 million in the quarter ended December 31, 2008, which included the $560,000 non-cash impairment charge described above. Loss from operations for the quarter ended December 31, 2009 was $1.2 million compared with a loss from operations of $727,000 in the quarter ended December 31, 2008. Net loss for the quarter ended December 31, 2009 was $1.3 million, or $0.05 loss per share, compared to net loss of $465,000, or $0.02 loss per share, in the quarter ended December 31, 2008.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Italy) and ImmunoVision, Inc. (U.S.)

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: the risks and uncertainties associated with IVAX Diagnostics’ strategic initiatives (including, but not limited to, its distribution and other strategic agreements and other initiatives described in this press release), including, without limitation, that such strategic initiatives may not result in increased levels of sales for IVAX Diagnostics, result in reduced operating costs for IVAX Diagnostics, expand IVAX Diagnostics’ global presence, product offerings or technology platforms in the U.S. or international markets, further IVAX Diagnostics’ growth, increase IVAX Diagnostics’ footprint in the global in vitro diagnostics market, successfully position IVAX Diagnostics to overcome impasses which it has faced in the past or otherwise improve the manner in which IVAX Diagnostics operates, improve IVAX Diagnostics’ profitability or otherwise enhance IVAX Diagnostics’ competitive position in the in vitro diagnostics industry or improve IVAX Diagnostics’ operating results, financial condition or cash position; the risk that opportunities expected to be available to IVAX Diagnostics in the coming years may not be so available and, if available, IVAX Diagnostics’ may not be well positioned to exploit, or IVAX Diagnostics may otherwise not be successful in exploiting, those opportunities; the risks and uncertainties related to IVAX Diagnostics’ recently completed comprehensive review of its business plans and operations, including without limitation, that IVAX Diagnostics’ competitive position may not be improved to the extent anticipated, or at all, as a result of the review and the initiatives that IVAX Diagnostics has implemented or may in the future implement based on the results of such review and that the level of expenses relating to such initiatives may continue for longer than anticipated and/or not decrease in future periods from the level of expenses incurred during 2009 in connection with the review; the risks and uncertainties relating to the Mago® 4 and Mago® 4S, including, without limitation, that IVAX Diagnostics may not receive regulatory approval for the Mago® 4S when expected, or at all, that the Mago® 4S may not be available when expected, or at all, and that the Mago® 4 and/or the Mago® 4S may not perform as expected or otherwise result in IVAX Diagnostics achieving improved operating results; the risk that the reorganization of IVAX Diagnostics’ operations may not successfully break down silos or increase efficiencies and accountability; the risk that the reorganization of IVAX Diagnostics’ sales force, whether considered alone or together with IVAX Diagnostics’ distribution and other strategic agreements, will lead to increased sales or improved results; the risk that IVAX Diagnostics’ agreements and relationships with IMMCO Diagnostics, Nova Century Scientific and Augurix SA may not, individually or in the aggregate, result in the benefits which IVAX Diagnostics’ expects to derive from such agreements and relationships or otherwise improve IVAX Diagnostics’ operating results, financial condition or cash position; the risks and uncertainties relating to IVAX Diagnostics’ initiatives for 2010, including, without limitation, that IVAX Diagnostics’ may not be successful in moving its U.S. manufacturing operations within the time frame anticipated, or at all, that IVAX Diagnostics may not achieve improved operational or manufacturing efficiencies or otherwise realize any benefits if it does so move its U.S. manufacturing operations, that IVAX Diagnostics may not, in the time frame anticipated, or at all, successfully expand beyond its current ELISA diagnostic platform, expand its purified protein reagent products and OEM manufacturing, increase its sales organization or expand its microplate production capacity, that any such initiatives, even if implemented successfully and timely, may not lead to improvements in IVAX Diagnostics’ operating results, financial condition or cash position or otherwise benefit IVAX Diagnostics; that positive trends in the in vitro diagnostics market may not continue and, if they do so continue, that IVAX Diagnostics may not successfully capitalize on such trends or otherwise increase its role in the market; the risks and uncertainties that, in order to implement and attempt to achieve the initiatives described in this press release, IVAX Diagnostics may find it necessary to obtain financing, whether from issuing debt or equity securities, incurring indebtedness or otherwise, and that any such financing may not be available on acceptable terms or at all; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

-FINANCIAL TABLES FOLLOW-

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Period Ended December 31,	Three months		Twelve months
	2009	2008	2009	2008
Net revenues	$4,460,142	$4,797,121	$18,401,925	$20,819,175
Cost of sales	2,035,692	2,053,223	8,299,575	8,388,132

Gross profit	2,424,450	2,743,898	10,102,350	12,431,043

Operating expenses:
Selling	1,394,169	1,192,689	5,584,439	4,932,981
General and administrative	1,362,727	1,217,745	6,674,493	5,364,041
Research and development	511,364	500,248	1,793,182	1,817,047
Impairment of product license	400,000	560,000	400,000	560,000

Total operating expenses	3,668,260	3,470,682	14,452,114	12,674,069

Income (loss) from operations	(1,243,810)	(726,784)	(4,349,764)	(243,026)

Other income:
Interest income	2,392	126,886	18,760	292,231
Other income (expense), net	(31,551)	144,846	37,275	253,217

Total other income, net	(29,159)	271,732	56,035	545,448

Income (loss) before income taxes	(1,272,969)	(455,052)	(4,293,729)	302,422

Provision for income taxes	53,019	10,278	164,131	106,414

Net income (loss)	$(1,325,988)	$(465,330)	$(4,457,860)	$196,008

Net income (loss) per share
Basic and diluted	$(0.05)	$(0.02)	$(0.16)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887

Diluted	27,649,887	27,649,887	27,649,887	27,649,887

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IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$4,198,913	$4,420,900
Marketable securities	—	4,100,000
Accounts receivable, net of allowances for doubtful accounts of $356,162 in 2009 and $358,268 in 2008	5,747,466	5,789,901
Inventories, net	4,808,240	4,678,069
Other current assets	302,948	271,069

Total current assets	15,057,567	19,259,939

Property, plant and equipment, net	1,839,696	1,848,637
Goodwill, net	870,290	870,290
Equipment on lease, net	851,800	210,743
Product license	282,936	682,936
Restricted deposits	200,995	147,149
Other assets	29,110	28,374

Total assets	$19,132,394	$23,048,068

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,225,572	$698,693
Accrued license payable	143,690	140,062
Accrued expenses and other current liabilities	2,695,633	3,116,755

Total current liabilities	4,064,895	3,955,510

Other long-term liabilities:
Deferred tax liabilities	301,692	238,200
Other long-term liabilities	1,040,122	902,551

Total other long-term liabilities	1,341,814	1,140,751

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2009 and 2008	276,498	276,498
Capital in excess of par value	41,204,712	41,065,840
Accumulated deficit	(27,471,793)	(23,013,933)
Accumulated other comprehensive loss	(283,732)	(376,598)

Total shareholders’ equity	13,725,685	17,951,807

Total liabilities and shareholders’ equity	$19,132,394	$23,048,068

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